EXHIBIT 10.1

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT ("Agreement") is entered into as of June 23, 2016, by and between CloudCommerce, Inc., a Nevada corporation (the "Company"), and                   (the "Investor"), with respect to the following facts:

R E C I T A L S

A.        The Company entered into loan transactions with the Investor in the aggregate principal amount of $                   , as described below, which were evidenced by certain convertible promissory Notes (the "Notes"), copies of which are attached hereto as Exhibit A.

Effective Date	Annual Interest	Outstanding Principal Balance

B.         The Investor desires to tender the Notes to the Company for cancellation, including all outstanding principal and accrued unpaid interest, in exchange for the issuance by the Company to Investor of                     shares of the Company's Series B Preferred Stock (the "Shares").

C.        The Company desires to issue the Shares to the Investor in exchange for the cancellation of the Notes.

D.        The closing of the transactions contemplated by this Agreement (the "Closing") will be deemed to have occurred upon the completion of the deliveries by each Party to this Agreement described in Section 2 of this Agreement.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, and in light of the recitals stated above, the parties to this Agreement hereby agree as follows:

Section 1. EXCHANGE OF NOTES FOR SHARES

The Investor agrees to tender the Notes to the Company for cancellation in exchange for which the Company agrees to issue                  Shares of the Company's Series B Preferred Stock to the Investor. The Investor agrees that upon receipt of the Shares, the Notes shall be deemed fully paid and satisfied.  In the event the Notes are lost or destroyed, the Investor hereby warrants that the Notes are lost or destroyed and agrees to immediately surrender to the Company said Notes should it later be found.  The Investor hereby agrees to indemnify and hold harmless the Company and its affiliates against all liability, costs, damages, claims or expenses which may be incurred by any of them as a result of any claim to ownership of the lost Notes asserted by the Investor or by anyone other than Investor.

Section 2. DELIVERIES

2.1    The Company.  The Company will cause its transfer agent to a deliver certificate evidencing the Shares issuable to the Investor within five (5) business days after delivery of the Notes or an affidavit that said Notes are lost by the Investor to the Company.

2.2    The Investor.  The Investor will deliver the Notes or an affidavit that said Notes are lost upon the execution of this Agreement.  The Investor also agrees to deliver any other document reasonably requested by the Company that it deems necessary for the consummation of the transactions contemplated by this Agreement.

Section 3.  EQUITABLE RELIEF.

3.1       Damages Inadequate.  Each party acknowledges that it would be impossible to measure in money the damages to the other party if there is a failure to comply with any covenants or provisions of this Agreement, and agrees that in the event of any breach of any covenant or provision, the other party to this Agreement will not have an adequate remedy at law.

3.2       Equitable Relief.  It is therefore agreed that the other party to this Agreement who is entitled to the benefit of the covenants or provisions of this Agreement which have been breached, in addition to any other rights or remedies which they may have, shall be entitled to immediate equitable relief to enforce such covenants and provisions, and that in the event that any such action or proceeding is brought in equity to enforce them, the defaulting or breaching party will not urge a defense that there is an adequate remedy at law.

Section 4. MISCELLANEOUS

4.1       Further Assurances.  The parties to this Agreement hereby agree to execute any other documents and take any further actions which are reasonably necessary or appropriate in order to implement the transactions contemplated by this Agreement.

4.2       Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

4.3       Governing Law.  This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Nevada.

4.4       Successors and Assigns.  This Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns, if any, and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns, if any.

4.5       Severability.  The provisions of this Agreement are severable and in the event that one or more of its provisions are deemed to be unenforceable or invalid for any reason, such finding will not affect the enforceability or validity of any other provision of this Agreement, which shall remain in full force and effect.

4.6       Public Disclosure. The Company and the Investor agree not to issue any public statement with respect to the Investor's investment or proposed investment in the Company or the terms of any agreement or covenant without the other party's prior written consent, except such disclosures as may be required under applicable law or under any applicable order, rule or regulation. The Company agrees to reference Investor only as "an accredited investor" and attach only a form copy of this Agreement, including exhibits, in any of the Company's filings with the Securities and Exchange Commission or any other public filings, except such full disclosures as may be required under applicable law or under any applicable order, rule or regulation.

4.7       Waiver.  No failure or delay on the part of either party hereto in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege.

4.8       Entire Agreement.  This Agreement sets forth the entire understanding of the parties hereto and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof.

4.9       Parties in Interest.  None of the provisions of this Agreement or of any other document relating hereto is intended to provide any rights or remedies to any person (including, without limitation, any employees or creditors of the Company) other than the parties hereto and their respective heirs, successors and assigns, if any.

4.10     Authorized Signatures.  Each party to this Agreement hereby represents that the persons signing below are duly authorized to execute this Agreement on behalf of their respective party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COMPANY:	CLOUDCOMMERCE, INC.

By:
Andrew Van Noy, Chief Executive Officer

INVESTOR:

By:

EXHIBIT A

NOTES